Exhibit 99.2

MEDIA CONTACTS:

Courtney Hurst

617-236-0500 x11

courtney@metiscomm.com

David Price

301-287-0364

dprice@edgar-online.com

EDGAR Online Reports 2011 Revenue Growth of 43 Percent over 2010

2012 Revenue Growth Targeted at Over 35 Percent

Rockville, MD – March 2, 2012 – EDGAR® Online, Inc. (NASDAQ: EDGR), a premier provider of fundamental financial data, analytics and disclosure management services, today announced unaudited financial results for the fourth quarter of 2011 and the full year ended December 31, 2011.

Highlights include:

•	XBRL filings revenues for the year increased 96 percent from 2010 to $12.5 million

•	2011 revenues of $27.8 million, an increase of 43 percent over 2010

•	Data and Solutions business returned to growth in Q4 2011

Total revenues were $7.6 million for the quarter ended December 31, 2011 compared to $4.9 million for the quarter ended December 31, 2010, and adjusted EBITDA was $0.8 million for the quarter ended December 31, 2011 compared to a net loss of ($1.3 million) for the quarter ended December 31, 2010. Total revenues were $27.8 million for the year ended December 31, 2011 compared to $19.5 million for 2010, and adjusted EBITDA was ($3.6 million) for the year ended December 31, 2011 compared to ($1.9 million) for 2010.

XBRL filings revenues were $3.7 million for the quarter ended December 31, 2011, a 107 percent increase from the same quarter last year. XBRL filings revenues were $12.5 million for the year ended December 31, 2011, a 96 percent increase from 2010. Software revenues were $0.8 million and $2.6 million respectively for the quarter and year ended December 31, 2011. There were no software revenues in 2010. Data and Solutions revenues were $2.0 million for the quarter ended December 31, 2011, a 5percent increase from 2010. For the year ended December 31, 2011 Data and Solutions revenues were $7.6 million, in line with the 2010 amount. Subscriptions revenues were $1.2 million for the quarter ended December 31, 2011, a 6percent decrease from 2010. For the year ended December 31, 2011 Subscriptions revenues were $5.0 million, a 9percent decrease from 2010.

“I am pleased to report that EDGAR Online experienced tremendous growth in 2011,” said Robert J. Farrell, EDGAR Online’s president and CEO. “In addition to generating record revenues for the year, we implemented the infrastructure and added the human talent necessary to support future growth and product evolution. The value propositions embodied in our data & analytics products, disclosure management solutions, and software businesses position EDGAR Online to expand and gain market share. In 2012 we will leverage our industry recognized expertise in XBRL and disclosure management to deliver innovative solutions to professionals who both produce and consume financial information, with a particular focus on the areas of governance, risk and compliance.”

Operating loss was ($0.6 million) for the quarter ended December 31, 2011 compared to ($3.1 million) for the same quarter last year. Operating loss was ($9.6 million) for the year ended December 31, 2011 compared to ($6.9 million) for the year ended December 31, 2010.

Deferred revenue was $4.0 million at December 31, 2011 compared to $4.5 million at December 31, 2010. Deferred revenue represents amounts billed to customers that will be recognized as revenue in future quarters as the company’s solutions are utilized. During the quarter ended December 31, 2011, the company capitalized $0.2 million of costs for the development of internal software related to the XBRL filings business, which are included in property and equipment.

At December 31, 2011, cash, cash equivalents and short-term investments totaled $5.6 million compared to $11 million at December 31, 2010. At December 31, 2011, the company had term loan outstanding of $1.7 million and a $3.0 million revolving credit facility, none of which had been drawn down.

KEY FINANCIAL METRICS :

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	Unaudited	Unaudited	Unaudited	Unaudited
	2010	2011	2010	2011
Revenues
XBRL filings	$1,762	$3,656	$6,404	$12,527
Software	0	806	0	2,650
Data and solutions	1,880	1,971	7,583	7,613
Subscriptions	1,282	1,209	5,481	4,979

Total Revenues	$4,924	$7,642	$19,468	$27,769
Net income (loss)	$(3,185)	$(566)	$(7,229)	$(9,767)
Interest expense, net	61	7	282	161

Operating income (loss)	(3,124)	(559)	(6,947)	(9,606)
Severance costs	—	116	438	518
Stock compensation	1,080	609	1,744	3,335
Amortization/depreciation, net of Cap Costs	724	644	2,913	2,194

Adjusted EBITDA	$(1,320)	$810	$(1,852)	$(3,559)
Net income (loss) per share	$(0.12)	$(0.02)	$(0.27)	$(0.33)
Adjusted EBITDA per share	$(0.05)	$0.03	$(0.07)	$(0.12)

In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding adjusted EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. As the company defines it, adjusted EBITDA also excludes severance costs and the non-cash charge for stock compensation expense. As required by the SEC, the company provides the above reconciliation to net income (loss), which is the most directly comparable GAAP financial measure. The company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Furthermore, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. Since adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the company’s definition of adjusted EBITDA might not be consistent with that of other companies.

Business Outlook

Based upon existing customer contacts for XBRL filings services and improving prospects for our data and solutions and subscriptions businesses, EDGAR Online is targeting annual revenue growth in excess of 35percent in 2012 over 2011.

EDGAR Online will hold its quarterly conference call to review results for the quarter ended December 31, 2011 today, Friday, March 2, 2012, at 8:00 a.m. EST. Robert Farrell, president and CEO, and David Price, CFO and COO, will host the call. To participate, please call (877) 407-9205 (toll-free for domestic callers), or (201) 689-8054 (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor/. The teleconference replay will be available for approximately one week beginning at 7:00 p.m. EST on March 2, 2012 through May 1, 2012 by calling (877) 660-6853 (domestic) or (201) 612-7415 (international). The account number is 286 and the conference ID is 388849.

About EDGAR Online

EDGAR® Online (NASDAQ: EDGR) provides financial data, analytics and disclosure management solutions to help corporations and institutional investors facilitate compliance and management of regulatory disclosure filings. In addition to developing a variety of unique as-reported and normalized data sets, EDGAR Online is an industry leader in XBRL (eXtensible Business Reporting Language) processing. Thousands use the company’s solutions, including U.S. public companies, mutual funds, leading financial analysts and institutional investors, as well as global regulators such as the FDIC, Banque de France and the U.S. Securities and Exchange Commission. The company delivers its solutions, including UBmatrix® XBRL software solutions, through an extensive network of partners, including Business Wire, LexisNexis®, NASDAQ OMX, Oracle, PR Newswire, RR Donnelley and SAP.

This press release may contain forward-looking statements. These statements relate to future events or to future financial performance and may include, without limitation, statements regarding our future growth prospects, future demand for our XBRL products/services and future innovations in our data and solutions and subscriptions businesses. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or our growth strategy. For further information about the factors that could affect EDGAR Online’s future results, please refer to our filings with the Securities and Exchange Commission. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

EDGAR Online, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited)
	2010	2011	2010	2011
Revenues:
XBRL filings	$1,762	$3,656	$6,404	$12,527
Software	0	806	0	2,650
Data and solutions	1,880	1,971	7,583	7,613
Subscriptions	1,282	1,209	5,481	4,979

Total revenues	4,924	7,642	19,468	27,769
Total cost of sales	2,121	3,489	7,827	12,786

Gross profit	2,803	4,153	11,641	14,983
Sales and marketing	750	492	2,713	3,059
Product development	581	891	1,852	4,892
General and administrative	3,872	2,352	10,672	12,801
Severance costs	—	177	438	518
Amortization and depreciation	724	800	2,913	3,319

Total operating expenses	5,927	4,712	18,588	24,589
Operating loss	(3,124)	(559)	(6,947)	(9,606)
Interest expense, net	(61)	(7)	(282)	(161)

Net loss	$(3,185)	$(566)	$(7,229)	$(9,767)

Weighted average shares outstanding – basic	27,110	30,496	26,974	30,044
Weighted average shares outstanding – diluted	27,110	30,496	26,974	30,044
Net income (loss) per share – basic and diluted	$(0.12)	$(0.02)	$(0.27)	$(0.33)

EDGAR Online, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2010*	December 31, 2011
		(unaudited)
Assets
Cash, cash equivalents and short-term investments	$10,991	$5,647
Accounts receivable, net	3,988	4,823
Other assets	218	490

Total current assets	15,197	10,960
Property and equipment, net	3,863	3,712
Goodwill	7,665	7,328
Intangible assets, net	3,066	2,338
Other assets	458	418

Total assets	$30,249	$24,756

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$3,879	$4,798
Deferred revenues	4,468	4,005
Current portion of long-term debt	1,437	667

Total current liabilities	9,784	9,470
Long-term debt	—	1,166
Other long-term liabilities	233	320

Total liabilities	10,017	10,956
Preferred Stock	19,431	22,505
Stockholders’ equity:
Common stock	294	355
Treasury stock	(1,679)	(606)
Additional paid-in capital	78,201	77,329
Accumulated deficit	(76,015)	(85,782)

Total stockholders’ equity	801	(8,704)

Total liabilities and stockholders’ equity	$30,249	$24,756

*	Derived from the company’s audited December 31, 2010 financial statements.